Exhibit 10.8

NONEXCLUSIVE SUBLICENSE AND SPONSORED RESEARCH AGREEMENT

between

ADVANCED CELL TECHNOLOGY, INC.

and

CHARLES RIVER LABORATORIES, INC.

This Nonexclusive Sublicense and Sponsored Research Agreement (the “Agreement”) is made and entered into as of June 29, 2001 (the “Effective Date”) by and between Advanced Cell Technology, Inc., a Delaware corporation with its principal place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”) and Charles River Laboratories, Inc., a Delaware Corporation with its principle place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (“CHARLES RIVER,” and together with ACT, the “parties”).  As set forth below, the University of Massachusetts (the “University”) has agreed to be bound by certain provisions of this Agreement.

RECITALS

WHEREAS, CHARLES RIVER is a supplier of laboratory animals for scientific research and provides certain rodents as well as related products and services to academic, governmental and industrial researchers; and

WHEREAS, the parties recognize that certain rats and mice that are useful for scientific research can be difficult to breed; and

WHEREAS, ACT owns or has licensed with a sublicensable interest the ACT Patent Rights and the ACT Technology (as defined below) which includes certain scientific methods and techniques for cloning animals that may be valuable in improving the economics of breeding such rodents; and

WHEREAS, CHARLES RIVER wishes to use cloning techniques for purposes related to its business including, without limitation, improving the efficiency rates of producing certain rodents and/or selecting for gender in certain rodents; and

WHEREAS, CHARLES RIVER and ACT are mutually interested in evaluating, developing and using the ACT Patent Rights and the ACT Technology for these purposes; and

WHEREAS, CHARLES RIVER desires to obtain a non-exclusive sublicense from ACT under the ACT Patents Rights and the ACT Technology, and to sponsor research at ACT directed to evaluating, developing and using the ACT Patent Rights and the ACT Technology for the purpose of improving the efficiency rates of producing certain rodents and/or selecting for gender in certain rodents; and

WHEREAS, ACT is willing to grant such a sublicense to CHARLES RIVER, and to perform such sponsored research, upon the terms and conditions set forth below; and

WHEREAS, the sublicense of ACT’S rights under the UMASS Patent Rights (as defined below) to CHARLES RIVER under this Agreement shall be subject to the relevant terms of the UMASS License (as defined below);

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, ACT and CHARLES RIVER agree as follows:

1.                                      DEFINITIONS.  As used in this Agreement, the following terms shall have the meanings set forth below.

1.1                              “ACT Developments” means Developments that are conceived, discovered, invented, developed, created, made or reduced to practice solely by ACT.

1.2                              “ACT Licensed Property” means the ACT Patent Rights and the ACT Technology provided, however, that ACT Licensed Property shall not include ACT Patent Rights or ACT Technology (i) acquired after the Effective Date as a result of or in connection with a merger or acquisition with or by another entity, or (ii) obtained on terms which prohibit the license contemplated by Section 3.1.

1.3                              “ACT Patent Rights” means the patents and patent applications identified on Schedule A-l attached hereto, all divisionals, continuations, and continuations-in-part that derive from the identified patent applications (including from the patent applications for the identified patents), foreign filings related to the foregoing patents and patent applications, and any patents issuing on said applications together with all reissues, reexaminations, extensions and substitutions thereof.  The parties agree that Schedule A-l may from time to time be amended after the Effective Date to reflect changes thereto.

1.4                              “ACT Technology” means the following which are owned or controlled by ACT during the term of this Agreement which are useful, necessary or required to clone rats or mice in the Charles River Field: confidential information, knowledge and data, including but not limited to, inventions (whether patentable or not), trade secrets, ideas, designs, drawings, know-how, processes, techniques and like technological information.

1.5                              “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, in whatever country organized, that is controlled by or is under common control with a party.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.6                               “Charles River Developments” means Developments that are conceived, discovered, invented, developed, created, made or reduced to practice solely by CHARLES RIVER.

1.7                               “Charles River Field” means the cloning of rats and mice, excluding rats or mice cloned from cells that have been intentionally genetically modified subsequent to the removal; of the cells from the donor animal, for all purposes related to the development, manufacture, production, use, marketing or sale of products and services useful for scientific research.

1.8                               “Charles River Licensed Property” means the Charles River Patent Rights and the Charles River Technology provided, however, that Charles River Licensed Property shall not include Charles River Patent Rights or Charles River Technology (i) acquired after the Effective Date as a result of or in connection with a merger or acquisition with or by another entity, or (ii) obtained on terms which prohibit the license contemplated by Section 3.2.

1.9                               “Charles River Patent Rights” means the patents and patent applications identified on Schedule A-2 attached hereto, all divisionals, continuations, and continuations-in- part that derive from the identified patent applications (including from the patent applications for the Identified patents), foreign filings related to the foregoing patents and patent applications, and any patents issuing oh said applications together with all reissues, reexaminations, extensions and substitutions thereof.  The parties agree that Schedule A-2 may from time to time be amended after the Effective Date to reflect changes thereto.

1.10                         “Charles River Technology” means the following which are owned or controlled by CHARLES RIVER during the Research Period which are useful, necessary or required for ACT to conduct the Research Project: confidential information, knowledge and data, including but not limited to, inventions (whether patentable or not), trade secrets, ideas, designs, drawings, know-how, processes, techniques and like technological information.

1.11                         “Confidential Information” includes, without limitation, any scientific, technical, financial, customer, trade business or other information disclosed by one party to the other, or by CHARLES RIVER to the University, whether directly or through ACT, which is specifically designated by the disclosing party as confidential or proprietary, or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the disclosing party.  Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media).  Each party’s Confidential Information specifically includes without limitation the respective party’s business plans and business practices, the terms of this Agreement, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of ACT or CHARLES RIVER relating to the ACT Licensed Property or the Charles River Licensed Property, as applicable.  Licensed Products or Licensed Services.  Confidential Information does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the written records of the receiving party at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known other than through a breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who, to the receiving party’s knowledge after inquiry, did not derive it from the disclosing party and who imposed no obligation of confidence on the receiving party; or (d) is developed by the receiving party independent of any disclosure by the disclosing party, as evidenced by the written records of the receiving party.

1.12                        “Developments” include, without limitation, discoveries, inventions, developments, patents and patent rights, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectible under state, federal, or foreign patent, trademark, copyright or similar laws) that were or are conceived, discovered, invented, developed, created, made or reduced to practice by ACT or CHARLES RIVER, as applicable, during the term of this Agreement.

1.13                        “FDA” means the United States Food and Drug Administration.

1.14                        “Joint Developments” means all Developments conceived, discovered, invented, developed, created, made or reduced to practice jointly by both parties in the Charles River Field.

1.15                        “Joint Patent Rights” means any and all patents and patent applications covering Joint Developments which exist as of the Effective Date or which come into existence during the term of this Agreement, together with reissues, extensions (or other governmental acts which effectively extend the period of exclusivity by the patent holder), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, divisions, or foreign counterparts of or to the foregoing patent rights.  Joint Patent Rights include, without limitation, the patents and patent applications to be listed on Schedule A-3 to be attached to this Agreement, which schedule will thereafter be revised from time to time to reflect changes thereto.

1.16                        “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without (i) infringing one or more claims under the ACT Patent Rights, or (ii) using or incorporating some portion of the ACT Technology.  Without limiting the generality of the foregoing, and by way of illustration but not limitation, Licensed Products include cloned rats or mice in the Charles River Field and the progeny (“Progeny”) of such rats and mice.

1.17                        “Licensed Service” means any service that cannot be developed or performed without using at least one process that (i) infringes one or more claims under the ACT Patent Rights, or (ii) uses some portion of the ACT Licensed Property.

1.18                        “Net Sales” means the total invoice price charged on all sales by CHARLES RIVER of Licensed Products and/or Licensed Services in any country after deducting, to the extent not already deducted, normal and customary trade, dealer, quantity, and cash discounts actually allowed; allowances for credits granted on account of rejections, returns, or price reductions; governmental sales taxes and other charges imposed on such sales; and freight, insurance, customs, duties, and other landing charges.  In the event any product is sold as a component of a combination of functional elements, net sales price for purposes of determining royalty payments on such combination shall be calculated by multiplying the average per unit net sales price of the Licensed Product portion of the combination when sold separately in the applicable country during the accounting period in which the sale was made by the number of units of product sold as part of such combination product.  In addition, Net Sales shall include the amount of any milestone payment received based on the performance of CHARLES RIVER in connection with the development of Licensed Products and/or Licensed Services.

In any transfers of Licensed Products between CHARLES RIVER and an Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party.  In the event that CHARLES RIVER or an Affiliate receives non-monetary consideration for any Licensed Products or Licensed Services, Net Sales shall be calculated based on the fair market value of such consideration.  In the event that CHARLES RIVER or its Affiliates use or dispose of a Licensed Product in the provision of a commercial service other than a Licensed Service, the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

1.19                         “Principal Investigator” means an employee of ACT who has primary responsibility for the performance of the Research Project.  The Principal Investigator is identified in Section 2.1 below.

1.20                         “Research Period” shall mean the period commencing on the Effective Date of this Agreement and terminating on the second anniversary of the Effective Date or such earlier date as the Research Project is completed or terminated.  The Research Period may be extended by the mutual written consent of the duly authorized representatives of CHARLES RIVER and ACT.

1.21                         “Research Project” means the research project and budget described in Schedule B (“Description of Research Project”), which ACT agrees to perform under the terms and conditions of this Agreement.

1.22                         “Research Results” means all data, test results, laboratory notes, techniques, know-how, and any other research results that are obtained in the performance of the Research Plan.  Research Results do not include any Developments or other intellectual property (whether patentable inventions, copyrighted or copyrightable works, trademarks or service marks) based on the Research Results.

1.23                         “Technical Representative” means an individual designated by CHARLES RIVER as its principal technical representative for consultation and communications with ACT and the Principal Investigator.  The Technical Representative is identified in Section 2.1 below.

1.24                         “UMASS License” means the Exclusive License Agreement between ACT and the University dated April 16, 1996, together with any amendments thereto.

1.25                         “UMASS Patent Rights” means ACT Patent Rights licensed by ACT from the University under the UMASS License.

1.26                         “Valid Claim” means a claim of an issued patent which has not lapsed or become abandoned or declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for that appeal.

The use herein of the plural shall include the singular and vice versa and the use of the masculine shall include the feminine.  Additional terms may be defined throughout this Agreement.

2.                                     SPONSORED RESEARCH

2.1                                 Steering Committee; Principal Investigator and Technical Representative. Except as otherwise specifically set forth in this Section 2, the Research Project shall be conducted under the guidance of a steering committee composed of the Principal Investigator, the Technical Representative and one additional representative from each of CHARLES RIVER and ACT (which additional representatives are identified on Schedule C attached hereto) (the “Steering Committee”), which shall generally oversee, review and monitor the progress of the Research Project.  The Principal Investigator shall be Jose Cibelli.  If Jose Cibelli ceases to serve as Principal Investigator for any reason, ACT will promptly notify CHARLES RIVER, and ACT and CHARLES RIVER shall use good faith efforts to identify a mutually acceptable replacement within sixty (60) days.  If a suitable replacement Principal Investigator can not be identified within the sixty-day period, CHARLES RIVER shall have the right to terminate this Agreement as provided in Section 5.2.  The Technical Representative shall be Rebecca Menapace.  CHARLES RIVER may change its Technical Representative upon thirty (30) days written notice to ACT.  Either party may replace its representatives identified on Schedule C at any time, upon written notice and mutual agreement of the parties.

2.2                                 Performance of Research Project. The Research Project shall be conducted at and coordinated from the facilities of ACT under the supervision and direction of the Principal Investigator.  ACT shall be responsible for the administrative management of the Research Project.  As soon as practicable after the Effective Date, ACT shall assemble and maintain a qualified team of laboratory, technical and other personnel necessary to support ACT’s obligations hereunder (the “Project Team”) under the supervision and direction of the Principal Investigator to commence and conduct the Research Project.  The Technical Representative may consult informally with the Principal Investigator, both in person and by telephone, regarding the performance of the Research Project, and the Technical Representative shall have reasonable access to the Project Team and ACT’s facilities where the Research Project is being conducted, but the exact time and manner of such access shall be determined by the Principal Investigator; provided, however, that the Principal Investigator shall cooperate in good faith with the members of the Steering Committee to implement the Research Project and to resolve any issues which may arise related to the implementation of the Research Project.  ACT shall use reasonable commercial efforts to complete the Research Project within the Research Period; however, ACT makes no warranties regarding the completion of the Research Project or the achievement of any particular results.

2.3                                 Research Funding and Payment to ACT. (a) In consideration of ACT’s performance of the Research Project, CHARLES RIVER agrees to pay to ACT sponsored research payments as follows:

(i)                                     CHARLES RIVER shall pay ACT One Hundred Twenty Five Thousand Dollars ($125,000) upon the signing of this Agreement by the parties;

(ii)                                 CHARLES RIVER shall pay ACT One Hundred Thousand Dollars ($100,000) six (6) months after the Effective Date of this Agreement;

(iii)                              CHARLES RIVER shall pay ACT One Hundred Twenty Five Thousand Dollars ($125,000) thirteen (13) months after the Effective Date of this Agreement; and

(iv)                            CHARLES RIVER shall pay ACT One Hundred Twenty Five Thousand Dollars ($125,000) eighteen (18) months after the Effective Date of this Agreement;

provided, however, that the payments set forth in clauses (iii) and (iv) above shall be contingent upon CHARLES RIVER’s reasonable satisfaction with the research conducted during the period commencing on the Effective Date of this Agreement and ending on the first anniversary of the Effective Date (the “Initial Research Period”), including CHARLES RIVER’s satisfactory review of the progress reports for such Period.  In the event CHARLES RIVER is not reasonably satisfied with the research conducted during the Initial Research Period, CHARLES RIVER may terminate the Research Project by notifying ACT in writing within thirty (30) days after the first anniversary of the Effective Date of its dissatisfaction with the research conducted during the Initial Research Period and the termination of the Research Project.

(b)                               In no event will CHARLES RIVER be liable for any payment in excess of Four Hundred Seventy Five Thousand Dollars ($475,000) except as mutually agreed by the parties hereto in writing.

2.4                              Reports. ACT shall prepare and provide to CHARLES RIVER written progress reports summarizing the status of the Research Project within thirty (30) days after the end of each calendar quarter during the Research Period (each, a “Report”).  The Report shall include all Research Results, including laboratory notebooks maintained in accordance with customary practice and issues related to the conduct of Research Project during the preceding quarter.  During the Research Period, and at the convenience of the Principal Investigator, the Technical Representative shall have reasonable access to such records.  Within ninety (90) days after the expiration or termination of the Research Period, the Principal Investigator shall deliver to CHARLES RIVER a final report describing all significant Research Results in reasonable detail; provided, however, that the Principal Investigator may extend this ninety-day deadline with the consent of CHARLES RIVER, which consent shall not be unreasonably withheld.

2.5                              Access and Information; Periodic Meetings of Steering Committee, During the Research Period, and at the convenience of the Principal Investigator, ACT shall provide the Technical Representative on an ongoing basis with such access to the Project Team and ACT facilities, and with such technical information, assistance and know-how, as may be necessary to enable CHARLES RIVER to review and evaluate the progress of the Research Project.  During the Research Period the Steering Committee shall meet at least once every three (3) months to discuss the Research Project.  Any decisions of the Steering Committee shall require an affirmative vote of two-thirds of members.

2.6                              Materials to be Provided by Charles River. CHARLES RIVER shall provide, at no cost to ACT, the materials as set forth in Schedule D for use by ACT in performing the Research Project.

2.7                                 Use of Funds. ACT shall use the funds provided under this Section 2 solely in support of the activities by the Principal Investigator and the Project Team in support of the Research Project.

2.8                                 Ownership of Equipment. Upon termination or expiration of this Agreement, ACT shall retain title to all equipment purchased or fabricated by ACT with funds provided by CHARLES RIVER pursuant to Section 2.3 hereof.

2.9                                 Compliance with Law. ACT agrees that all studies, research, and testing done by, or on behalf of, CHARLES RIVER under this Agreement shall be performed in strict compliance with all applicable laws, rules and regulations governing the conduct of studies, research and testing at the site where such studies, research and testing are being conducted.

2.10                          Acknowledgment of Risks Associated with Research Project. ACT and CHARLES RIVER acknowledge, understand and agree that the subject of the Research Project is experimental, that its characteristics and functionality are not fully understood, and that there may be substantial risks associated with the unknown properties of the products of the Research Project or any other associated materials.

2.11                           Publications. During the term of this Agreement, ACT and CHARLES RIVER each acknowledge the other party’s interest in publishing certain of the Research Results to obtain recognition within the scientific community and to advance the state of scientific knowledge.  Each party also recognizes the mutual interest in obtaining valid patent protection and maintaining as confidential any nonpatentable materials or methods which would have commercial value when undisclosed.  Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to any work performed as part of the Research Project (the Publishing Party) shall transmit to the other party (the Reviewing Party) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an outline of such oral disclosure at least thirty (30) days prior to presentation.  The Reviewing Party shall have the right (a) to propose modifications to the publication for patent or other reasons; and (b) to request a delay in publication in order to protect patentable information.  If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of fourteen (14) days to enable patent applications protecting each party’s rights in such information to be filed in accordance with Section 7 below.  Upon the expiration of sixty (60) days or thirty (30) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above.  The Parties expressly agree that research grant proposals submitted to governmental authorities or non-profit organizations shall not be subject to review under this Section.  ACT and CHARLES RIVER agree to recognize each other in any publications arising out of the Research Project, as appropriate.

3.                                      GRANT OF RIGHTS.

3.1                                 (a) License Grant from ACT to CHARLES RIVER. Subject to the terms of this Agreement, ACT hereby grants to CHARLES RIVER a nonexclusive, royalty-bearing, worldwide license under its commercial rights in the ACT Licensed Property and in the Joint Patent Rights to develop, make, have made, import, use, sell and have sold Licensed Products in the Charles River Field and to develop and perform Licensed Services in the Charles River Field.  To the extent this grant includes a sublicense of any UMASS Patent Rights, such sublicense is subject to the relevant terms of the UMASS License as it may be amended from time to time, provided that in the event of any inconsistency between the UMASS License and Section 3.1(d) hereof, Section 3.1(d) hereof shall govern.  The parties acknowledge, understand and agree that the license “to have made” and “to have sold” granted herein means only that CHARLES RIVER may contract with a third party or parties to develop, manufacture or sell Licensed Products on behalf of CHARLES RIVER.

(c) Retained Rights. To the extent the University, the federal government or any other parties have rights in the ACT Licensed Property pursuant to Article 2 of the UMASS License, the license granted hereunder is subject to such rights.

(d) The UMASS License. CHARLES RIVER acknowledges that a portion of the ACT Patent Rights licensed to CHARLES RIVER hereunder are owned by the University and are licensed to ACT under the UMASS License.  ACT and the University represent and warrant to CHARLES RIVER and CHARLES RIVER agrees that, in the event the UMASS License is terminated for any reason pursuant to the provisions of the UMASS License, (i) CHARLES RIVER will thereafter make any payments due to ACT directly to the University, and (iii) promptly following such termination, CHARLES RIVER and the University will enter into a direct license agreement reflecting the applicable terms of this Agreement and the UMASS License.  ACT acknowledges that any payments so made by CHARLES RIVER to the University shall be credited against any payments due and payable to ACT hereunder.  For the avoidance of doubt, ACT and the University agree that the references to “Sublicensees” in Section 8.5 of the UMASS License shall not apply to CHARLES RIVER and shall not be construed as vitiating clause (i) of this Section 3.1(d).  ACT and the University agree that the provisions of Section 2.2 of the UMASS Agreement providing for the automatic assignment to the University of sublicensees granted by ACT under said Section 2.2 shall not apply to the sublicense by ACT to CHARLES RIVER under this Agreement, and that the provisions of this Section 3.l(d) shall govern in the event that the UMASS License is terminated.  ACT and the University agree that CHARLES RIVER will not be bound by any amendment to the UMASS License that affects CHARLES RIVER’S rights under this Agreement in any material respect, unless CHARLES RIVER agrees in writing to such amendment.

3.2                                 License Grant and Right of First Option from CHARLES RIVER to ACT. Subject to the terms of this Agreement, CHARLES RIVER hereby grants to ACT (i) a non-exclusive, non-transferable (except as provided in Section 13.1), non-sublicenseable license, under the Charles River Licensed Property, to use the Charles River Licensed Property to perform the Research Project, and (ii) a right of first option, exercisable on one occasion only at any time up to and including the third anniversary of the Effective Date (as provided below) to an exclusive sublicense with the right to further sublicense (provided, however, that no further sublicense shall be granted to a principal competitor of Charles River in the Field of commercial rodent breeding for laboratory research purposes, including without limitations, Taconic Farms or Harlan Sprague Dawley, without the prior written consent of Charles River) to use the Charles River Patent Rights outside the Charles River Field for the cloning of rats and mice cloned from cells that have been intentionally genetically modified subsequent to the removal of cells from the donor animal, for purposes related to the development, manufacture, production, use, marketing or sale of products and services useful for scientific research (the “Genetically Modified Rodent Field”) at a royalty rate of six percent (6%) of the net sales received by ACT for products or services sold by ACT in the Genetically Modified Rodent Field.  CHARLES RIVER shall notify ACT in writing of its intention to enter into a sublicense of the Charles River Patent Rights for the Genetically Modified Rodent Field.  ACT shall then have a period of thirty (30) days to notify CHARLES RIVER in writing of its desire and willingness to enter into an exclusive sublicense of the Charles River Patent Rights for the Genetically Modified Rodent Field.  If ACT so notifies CHARLES RIVER, then ACT and CHARLES RIVER shall negotiate in good faith for not more than thirty (30) days to reach agreement on the terms of the exclusive sublicense (other than the financial terms that are set forth above), which sublicenses shall require the approval of Tufts University.  If, by the end of such thirty (30) day period, ACT and CHARLES RIVER have not reached agreement, CHARLES RIVER shall be free to enter into sublicenses with third parties for the license of the Charles River Patent Rights for the Genetically Modified Rodent Field, and ACT’s rights under this Section 3.2 shall thereupon terminate.

3.3                                Developments.

(a)                                   ACT Developments. ACT agrees, on a periodic basis (not less than semiannually), to provide to CHARLES RIVER with a written report of all ACT Developments, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 8 of this Agreement, and all such ACT Developments, whether or not patentable, relevant to the Charles River Field, are and shall be considered ACT Licensed Property and automatically licensed to CHARLES RIVER pursuant to Section 3.l(a).

(b)                                  Charles River Developments. CHARLES RIVER agrees, on a periodic basis (not less than semiannually), to provide ACT with a written report of all Charles River Developments, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 8 of this Agreement, and all such Charles River Developments, whether or not patentable, are and shall be automatically licensed to ACT pursuant to Section 3.2.

3.4                                Right of First Option and Right of First Refusal. (a) ACT hereby grants to CHARLES RIVER a right of first option, exercisable on one occasion only at any time up to and including the third anniversary of the Effective Date (as provided below), to convert the nonexclusive license granted to CHARLES RIVER pursuant to Section 3.1(a) to an exclusive license (the “First Option Right”) at an exercise price not to exceed the difference between all amounts that have actually been paid hereunder by CHARLES RIVER at the time of its exercise of the option described herein (except for the sponsored research payments under Section 2.3) and $1,000,000.  ACT shall notify CHARLES RIVER in writing of its intention to enter into an additional license of the ACT Licensed Property in the Charles River Field with a third party CHARLES RIVER shall then have a period of thirty (30) days to notify ACT in writing of its desire and willingness to enter into an exclusive license of the ACT Licensed Property in the Charles River Field.  If CHARLES RIVER so notifies ACT, then ACT and CHARLES RIVER shall negotiate in good faith for not more than thirty (30) days to reach agreement on the terms of the exclusive license, which license shall be subject to the approval of the University. (The parties agree that the terms of the exclusive license will include (i) financial terms that provide for a $10,000 minimum annual royalty payment and an increase in the royalty rate from 6% to 9% in the event that CHARLES RIVER’s sales for any particular cloned rodent model exceeds $5,000,000 per year and (ii) other terms typical and customary for an exclusive license of this type).  If, by the end of such thirty (30) day period, ACT and CHARLES RIVER have not reached agreement, ACT shall be free to enter into non-exclusive licenses with third parties for the license of the ACT Licensed Property in the Charles River Field, and CHARLES RIVER’s rights under this Section 3.4 (a) shall thereupon terminate.

(b) Notwithstanding anything to the contrary contained in this Agreement, CHARLES RIVER hereby grants to ACT a right of first refusal to acquire or obtain any sublicense, license, contract or any other agreement that CHARLES RIVER proposes to enter into for the use of the Licensed Property in connection with the development or manufacture of Licensed Products (the “First Refusal Right”).  CHARLES RIVER shall promptly notify ACT in writing of its intention to enter into such an agreement with a third party, and CHARLES RIVER’s notice to ACT shall describe in reasonable detail the terms of the proposed agreement with said third party.  ACT may exercise the First Refusal Right upon written notice to CHARLES RIVER within ninety (90) days after ACT’s receipt of CHARLES RIVER’s notice described above.  In the event ACT exercises the First Refusal Right, ACT and CHARLES RIVER shall attempt to negotiate in good faith an agreement on terms and pricing which are the same as those offered to such third party in all material respects.  If ACT and CHARLES RIVER are unable to reach agreement within ninety (90) days after the date upon which ACT exercised the First Refusal Right (the “Negotiation Period”), then CHARLES RIVER will be free to proceed with an agreement with said third party on terms no less favorable to such third party than were communicated to ACT in the notice described above within a period of one (1) year after the Negotiation Period.

4.                                   OBLIGATIONS RELATING TO COMMERCIALIZATION.

4.1                             Charles River Diligence Requirements. CHARLES RIVER shall use diligent efforts to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market; thereafter, CHARLES RIVER shall make Licensed Products or Licensed Services reasonably available to the public.  Without limiting the generality of the foregoing, CHARLES RIVER shall fulfill the following obligations:

(a)                              at its expense and for a period of two years from the Effective Date, CHARLES RIVER shall commit a minimum of Four Hundred Seventy Five Thousand Dollars ($475,000.00) to product research and development directed to commercialization of Licensed Product and/or Licensed Services in the Field.

(b)                             not later than two (2) years after the conclusion of the Research Project, CHARLES RIVER must make first commercial sale of a cloned mouse as a Licensed Product.

(c)                                  not later than two (2) years after the conclusion of the Research Project, CHARLES RIVER must make first commercial sale of a cloned rat as a Licensed Product.

4.2                                 Summary Reports.

(a)                                  Reports by CHARLES RIVER. CHARLES RIVER shall maintain complete and accurate records of Licensed Products and Licensed Services that are made, used, sold or performed by CHARLES RIVER under this Agreement.  Not later than May 1st of each year following the Effective Date, CHARLES RIVER shall furnish ACT and the University with an executive summary report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including Licensed Products and Licensed Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 8 of this Agreement.

4.3                                 Failure to Fulfill Obligations. In the event that ACT determines that CHARLES RIVER has not fulfilled its obligations under this Section 4, ACT shall furnish CHARLES RIVER with written notice of such determination.  Within sixty (60) days after receipt of such notice, CHARLES RIVER shall either (i) fulfill the relevant obligation or (ii) negotiate with ACT a mutually acceptable schedule of revised obligations, failing which ACT shall have the right immediately upon written notice to CHARLES RIVER to terminate this Agreement.

5.                                    TERM AND TERMINATION.

5.1                               General. The license granted by ACT to CHARLES RIVER under Section 3.1(a) will commence on the Effective Date and, unless sooner terminated as provided herein, continue until the expiration of all ACT Patent Rights, whereupon the license hereunder to CHARLES RIVER shall become paid-up and royalty free.

5.2                               Termination for Cause. This Agreement may be terminated by either party for breach by the other party of any material obligation arising hereunder, by giving thirty (30) days prior written notice to the other party specifying the cause of the termination; provided, however, that if the breach is cured within the thirty (30) day period, the notice shall be withdrawn and shall be of no effect.

5.3                               Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the parties under Section 8, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue in force.  Upon any termination of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies thereof, to the other party.

5.4                               Additional Termination Provisions. The foregoing termination rights are in addition to any termination rights that may be provided elsewhere in this Agreement.

6.                                      PAYMENTS.

6.1                               License Fee. CHARLES RIVER shall pay to ACT an initial License Fee of TEN THOUSAND DOLLARS ($10,000.00), one hundred percent (100%) of which payment shall be deemed earned and shall be due fifteen (15) days after the Effective Date.  The License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.

6.2                               Royalties, Reports and Records.

(a)                                For each Licensed Product or Licensed Service sold by CHARLES RIVER, CHARLES RIVER shall pay to ACT of the following royalties or the royalty set out in Section 6.2(b):

(1)                               Six percent (6%) of the Net Sales of Licensed Products or Licensed Services sold by CHARLES RIVER so long as the Licensed Product or Licensed Service, where sold would, but for this Agreement, infringe a Valid Claim of any ACT Patent Right which is licensed exclusively to CHARLES RIVER in such country, provided, however, that where the Licensed Products sold are the Progeny of cloned rats or mice that are Licensed Products, the royalty shall be three percent (3%) of the Net Sales of such Progeny; or

(2)                               Two percent (2%) of the Net Sales of Licensed Products or Licensed Services (or one percent (1%) of the Net Sales Price of Progeny) sold by CHARLES RIVER which do not infringe a Valid Claim of any ACT Patent Right exclusively licensed to CHARLES RIVER in such country but incorporate or utilize to a substantial degree ACT Technology.  Such royalty shall be paid for (i) ten (10) years from first commercial sale of a Licensed Product or Licensed Service on a country-by-country basis, where sales of Licensed Products or Licensed Services amount to eighty percent (80%) or more of total sales of products or services (including sales of Licensed Products or Licensed Services) employing similar technology in such country, or (ii) seven (7) years from first commercial sale of a Licensed product or Licensed Service on a country-by-country basis where sales of Licensed Products or Licensed Services amount to less than eighty percent (80%) of total sales of products or services (including sales of Licensed Products or Licensed Services) employing similar technology, in such country, or

(b)                           In the case of a pending patent application, royalties shall be paid at the royalty rate set forth in Section 6.2(a)(l) for four (4) years from first commercial sale of Licensed Products or Licensed Services or until the patent has issued, whichever occurs earlier.  If the patent does not issue within four (4) years from first commercial sale of Licensed Products or Licensed Services, royalties shall be payable at the royalty rate set forth in Section 6.2(a)(2) for the remainder of the applicable period set forth therein or until the patent issues, whichever occurs earlier.  If the patent does not issue before the end of the applicable period in Section 6.2(a)(2), then royalties shall cease at the time and will only be required thereafter if the patent issues prior to the expiration of this Agreement in which case royalties will be payable at the rate set forth in Section 6.2(a)(1).

(c)                            Notwithstanding anything in this Agreement to the contrary, royalties shall not be payable for a patent licensed hereunder beyond the life of such patent.

6.3                                 Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.  Such payments shall be without deduction of exchange, collection, or other charges.

6.4                                 Audit Rights

(a)                                   CHARLES RIVER shall submit a report to ACT quarterly within 45 days after the end of each calendar quarter during the term of this Agreement stating in each such report the aggregate sales and payments with respect to Licensed Products and Licensed Services during the preceding calendar quarter and the royalty amounts as provided herein.  Such reports shall also include a statement of any credits claimed hereunder (including without limitation any applicable credits claimed) during the preceding calendar quarter.  The payment of royalty amounts shall be made concurrently with such reports.

(b)                                  CHARLES RIVER shall keep full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to Licensed Products and Licensed Services, and any allowed credits, which may be necessary to ascertain and verify the royalties payable to ACT.  Said books and accounts shall be kept at CHARLES RIVER’s principal place of business for the five years next following the end of the calendar year to which they pertain.

(c)                                   At the request of ACT or the University, but not more than once in each calendar year, CHARLES RIVER shall permit an independent certified public accountant selected by the ACT or the University (or the University’s internal accountants) to have access, during regular business hours of the CHARLES RIVER, to such records to determine, for any calendar quarter commencing not more than three years prior to the date of such request, the completeness and accuracy of such books and records, and the accuracy of reports submitted to ACT and/or payments made to ACT.  If any such inspection discloses an error in any royalty payment, CHARLES RIVER shall pay to the other party, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty payments, (b) interest on such deficiencies from the date such royalty payment was due until the date paid at the rate equal to one and one-half percent (1 1/2%) per month, and (c) if such error is in excess of five percent (5%) of any royalty payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by the party conducting the audit.  All information disclosed pursuant to an audit shall be deemed Confidential Information subject to the provision of Section 8 hereof.

7.                                    PROPRIETARY RIGHTS.

7.1                                Ownership.

(a)                                 ACT. ACT or its licensor(s) shall own the ACT Patent Rights, ACT Technology and the ACT Developments.

(b)                                CHARLES RIVER. CHARLES RIVER or its licensor(s) shall own the Charles River Patent Rights and the Charles River Developments.

(c)                                   Joint Developments and Joint Patent Rights. The parties shall jointly own all Joint Developments and Joint Patent Rights.

7.2                                 ACT Patent Rights.

(a)                                   ACT shall be solely responsible for the continued prosecution of pending patent applications included in the ACT Patent Rights and the issuance of such applications after allowance.  The prosecution, filing and maintenance of all patents and applications shall be the responsibility of ACT.  Additionally, ACT shall pay all government fees in any given country required to maintain the ACT Patent Rights; and shall submit evidence to CHARLES RIVER upon request that such fees have been timely paid.

(b)                                  The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the ACT Patent Rights or of any claim of invalidity, unenforceability, or non-infringement of the ACT Patent Rights.  ACT shall have the sole responsibility to prosecute or defend such claims, as applicable.  CHARLES RIVER shall if requested provide reasonable assistance to ACT at ACT’s expense, in connection with the prosecution or defense of such claims.

7.3                                 Charles River Patent Rights.

(a)                                   CHARLES RIVER shall be solely responsible for the continued prosecution of pending patent applications included in the Charles River Patent Rights and the issuance of such applications after allowance.  The prosecution, filing and maintenance of all patents and applications shall be the responsibility of CHARLES RIVER.  Additionally, CHARLES RIVER shall pay all government fees in any given country required to maintain the Patent Rights; and shall submit evidence to ACT upon request that such fees have been timely paid.

(b)                                  The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the Charles River Patent Rights or of any claim of invalidity, unenforceability, or non-infringement of the Patent Rights.  CHARLES RIVER shall have the sole responsibility to prosecute or defend such claims, as applicable.  ACT shall if requested provide reasonable assistance to CHARLES RIVER at CHARLES RIVER’s expense, in connection with the prosecution or defense of such claims.

7.4                                 Joint Patent Rights.

(a)                                   Responsibility; Costs. ACT will retain primary responsibility for filing, prosecution and maintenance of the Joint Patent Rights in all countries, using patent counsel approved by CHARLES RIVER, which approval shall not be unreasonably withheld or delayed.  The costs of such filing, prosecution and maintenance shall be borne equally by CHARLES RIVER and ACT, except that CHARLES RIVER will bear all of such costs in any countries where CHARLES RIVER requests patent protection, but where ACT did not otherwise intend to seek protection.  If either party fails to pay its share of such costs with respect to any Joint Patent Rights, its license from the other party under Section 3 with respect to such Joint Patent Rights shall be automatically revoked, but the license from such party to the other party with respect to such Joint Patent Rights shall remain effective.

(b)                                  Consultation; Abandonment. CHARLES RIVER’s patent counsel shall be given a reasonable opportunity to comment on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications (collectively, “Office Communications”) with respect to Joint Patent Rights.  In the case of Filings, and in the case of Office Communications to which ACT must respond in a period of time equal to or exceeding sixty (60) days (including extensions), ACT shall deliver its proposed Filing or Response to CHARLES RIVER for comment not later than sixty (60) days prior to the final patent office deadline for such Filing or Response, and ACT will not unreasonably refuse to accept any suggestions of CHARLES RIVER’s patent counsel regarding such Filing or Response, provided that CHARLES RIVER’s patent counsel provides such comments to ACT’s patent counsel not less than thirty (30) days prior to the final patent office deadline for such Filing or Response.  In the case of Office Communications to which ACT must respond in less than sixty (60) days, which deadline may not be extended, ACT shall deliver its proposed Response to CHARLES RIVER for comment not later than ten (10) days after ACT’s receipt of such Office Communication, and ACT will not unreasonably refuse to accept any suggestions of CHARLES RIVER’s patent counsel regarding such Response, provided that CHARLES RIVER’s patent counsel provides such comments to ACT’s patent counsel not less than ten (10) days prior to the final patent office deadline for such Response.  To the extent that any such patent matter relates solely to the Charles River Field and not to the ACT Field, CHARLES RIVER’s patent counsel will have the final right to determine the resolution of the matter.  ACT will not allow any patent or patent application within the Joint Patent Rights to become expired or abandoned without giving CHARLES RIVER the right to assume responsibility for such patent or patent application, and if CHARLES RIVER so elects, ACT will assign such patent or patent application to CHARLES RIVER, and CHARLES RIVER will thereafter assume control thereof and all expenses related thereto.

(c)                                   Defense of Joint Patent Rights. CHARLES RIVER and ACT will consult with one another in the event of a third party claim that a patent within the Joint Patent Rights is invalid, unenforceable, or non-infringing.  ACT will have the first right to control the defense of such claim at its expense, but CHARLES RIVER will have the right to share in the control of the defense by sharing 50% of the costs thereof, but ACT shall have the final decision in the event of a disagreement regarding the conduct of the defense.  If ACT elects not to defend, CHARLES RIVER may do so at its expense and under its control, but shall have the right to offset such expenses against royalties otherwise due to ACT.  Notwithstanding the foregoing, neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any Joint Patent Rights without consent of the other party.

(d)                                  Prosecution of Infringers of Joint Patent Rights. ACT shall have the first right to prosecute infringers of the Joint Patent Rights in all Fields other than the Charles River Field at its expense, and shall retain all recoveries arising out of such prosecutions by ACT.  CHARLES RIVER shall have the right to prosecute such infringers if ACT elects not to do so, at its expense, and shall retain all recoveries arising out of such prosecutions by CHARLES RIVER.  CHARLES RIVER shall have the first right to prosecute infringers of the Joint Patent Rights in the Charles River Field at its expense, and shall retain all recoveries arising out of such prosecutions by CHARLES RIVER.  ACT shall have the right to prosecute such infringers if CHARLES RIVER elects not to do so, at its expense, and shall retain all recoveries arising out of such prosecutions by ACT.  Neither party will enter into a settlement that admits the invalidity, unenforceability, or non-infringement of any Joint Patent Rights without consent of the other party.

7.5                                 Cooperation. CHARLES RIVER and ACT shall cooperate fully in the preparation, filing, prosecution, and maintenance of all ACT Patent Rights and Joint Patent Rights.  Such cooperation includes, without limitation (i) promptly executing all papers and instruments or requiring employees of ACT or CHARLES RIVER to execute such papers and instruments as reasonable and appropriate so as to enable ACT or CHARLES RIVER to file, prosecute and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

8.                                    CONFIDENTIAL INFORMATION AND PUBLICATIONS.

8.1.                             Use and Nondisclosure of Confidential Information. (a) Neither party or the University will disclose or make available to any person outside its organization the disclosing party’s Confidential Information, except that CHARLES RIVER will have the right to disclose ACT’s Confidential Information consisting of ACT Technology to third parties to which sublicensing is permitted under Section 3.l(b), provided that such third parties agree to be bound to protect the confidentiality of such Confidential Information.  Each party may disclose the other party’s Confidential Information to persons within its organization and that of its Affiliates to the extent necessary to further the purposes of this Agreement, provided that all such persons are bound to protect the confidentiality of such Confidential Information.  Each party may disclose the other party’s Confidential Information if required by law or governmental authority, provided that prior notice of any such disclosure is given to the other party and that the disclosing party cooperates with the other party in seeking protective orders or other restrictions on disclosure.

(b) Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, each party shall during the term of this Agreement and thereafter: (i) treat as confidential all Confidential Information of the other party; (ii) not use such Confidential Information except as authorized herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information; (iv) not disclose such Confidential Information to any third party, and (v) only disclose the Confidential Information to those of its employees who have need to know such Confidential Information in order to exercise the rights and fulfill the obligations set forth herein.  Without limiting the foregoing, each of the parties shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.  Each party shall return the Confidential Information to the other party upon termination of the Agreement or upon the request of the other party.  Except as expressly provided in this Agreement, no ownership or license right is granted in any Confidential Information.

8.2                             Injunctive Relief. The parties acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 8 will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The disclosing party’s rights and remedies hereunder are cumulative and not exclusive.  The disclosing party shall also be entitled to receive from the receiving party the costs of enforcing this Section 80, including reasonable attorneys’ fees and expenses of litigation.

8.3                                Survival. The obligations of the parties under this Section 8 shall survive any expiration or termination of this Agreement.

9.                                     REPRESENTATIONS AND WARRANTIES.

9.1                                 Representations and Warranties by ACT. ACT represents and warrants to CHARLES RIVER that:

(a)                                  ACT owns or has a licensable interest in the ACT Licensed Property and has the right to grant to CHARLES RIVER the license set forth above;

(b)                                 ACT has provided CHARLES RIVER with a copy of the UMASS License, as amended, with certain terms redacted, and ACT represents and warrants that the said copy is a true and complete (except as redacted) copy of the UMASS License as of the Effective Date; and

(c)                                  the execution of this Agreement and performance of the transactions contemplated by such agreements have been approved by the ACT Board of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which ACT is a party or by which ACT is bound.

9.2                                 Representation and Warranty by CHARLES RIVER. CHARLES RIVER represents and warrants to ACT that:

(a)                                 CHARLES RIVER owns or has a licensable interest in the Charles River Licensed Property and has the right to grant to ACT the license set forth above; and

(b)                                the execution of this Agreement and performance of the transactions contemplated by such agreements have been approved by the Charles River Board of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which CHARLES RIVER is a party or by which CHARLES RIVER is bound.

9.3                                 Disclaimer. ACT does not make any representation or warranty as to the validity or scope of the ACT Licensed Property, nor does ACT make any representation or warranty that the exercise of the rights granted to CHARLES RIVER with respect to the ACT Licensed Property will not infringe the patent or other intellectual property rights of any third party.

10.                             INDEMNIFICATION.

10.1                         Indemnification by ACT. ACT agrees to defend, indemnify and hold harmless CHARLES RIVER and the University, and their Affiliates, agents, directors, officers and employees, at ACT’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses with respect to claims by third parties arising out of any breach by ACT of any representation or warranty contained in Section 9.

10.2                         Indemnification by CHARLES RIVER. CHARLES RIVER agrees to defend, indemnify and hold harmless ACT and the University, and their Affiliates, agents, directors, officers and employees, at CHARLES RIVER’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a)                                arising out of any breach by CHARLES RIVER of any representation or warranty contained in Section 9; or

(b)                               arising out of the death or injury to any person or persons or out of any damage to property resulting from or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through CHARLES RIVER of any Licensed Products or Licensed Services under this Agreement, but excepting any claims that the ACT Licensed Property infringes the patent or other intellectual property rights of any third party.

10.3                         Indemnification Claims. Each party shall give the other party prompt notice of any claim for which indemnification under this Section 10 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense.  The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof.  The indemnification obligations in this Section 10 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.  The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 10, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 10.

11.                             LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY (OR ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, EXEMPLARY, COVER, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS AND

GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

12.                              INSURANCE.  Each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits.  Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

13.                              MISCELLANEOUS.

13.1                        Assignment. This Agreement, and the rights and obligations thereunder, may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party, except that (a) either party may assign this Agreement to an Affiliate, provided that such party remains primarily liable and/or responsible for the performance of such obligations, and provided further that such Affiliate agrees to be bound to the terms and conditions of this Agreement, and (b) either party may assign this agreement in connection with the merger, consolidation or sale of all or substantially all of the assets of such party which pertain to the subject matter of this Agreement.

13.2                        Notices. Any payment, notice or other communication required or otherwise given pursuant to this Agreement shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

Addresses: In the case of CHARLES RIVER, the proper address for communications shall be:

Charles River Laboratories, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887
Attn:	Dennis Shaughnessy, Esq., Senior Vice President,
Corporate Development, General Counsel and Secretary
Fax:	978-658-7132

and in the case of ACT, the proper address for communications and all payments shall be:

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, Massachusetts 01605
Attn:	Michael D. West, Ph.D., President
Fax:	508-756-0931

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101
Attn: William L. Worden, Esq.
Fax: 207-791-1350

13.3                           Choice of Law. This Agreement is subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

13.4                           Dispute Resolution. Any dispute arising under this Agreement which is not promptly settled by the parties shall be referred to the Chief Executive Officers of the parties.  The Chief Executive Officers will meet for negotiations within fifteen (15) days of such referral.  If the dispute has not been resolved within thirty (30) days (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any dispute will be submitted to binding arbitration.  The arbitration shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), which shall administer the arbitration and act as appointing authority.  The arbitration shall take place in Boston, Massachusetts, and shall be the exclusive forum for resolving such dispute, controversy or claim.  The decision of the arbitrator shall be final and binding upon the parties.  Notwithstanding anything contained above to the contrary, each party shall have the right to institute judicial proceedings against the other party in order to enforce the instituting party’s rights hereunder through specific performance, injunction or similar equitable relief.

13.5                           Compliance with Law by CHARLES RIVER. CHARLES RIVER shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Services.  CHARLES RIVER shall comply with the following:

(a)                                CHARLES RIVER shall obtain all necessary approvals from the FDA and any similar governmental authorities of any foreign jurisdiction in which CHARLES RIVER intends to make, use, or sell Licensed Products or to perform Licensed Services.

(b)                               CHARLES RIVER shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries.  CHARLES RIVER hereby gives written assurance that it will comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold ACT harmless (in accordance with Section 10.2) for the consequences of any such violation.

(c)                                 To the extent that any invention claimed in the Licensed Property has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, CHARLES RIVER agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if domestic manufacture is not commercially feasible under the circumstances, ACT and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of CHARLES RIVER and, upon CHARLES RIVER’s request, shall cooperate with CHARLES RIVER in seeking such a waiver.

13.6                         No Encumbrances. CHARLES RIVER will not create or incur or cause to be incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon the ACT Licensed Property without the prior written consent of the University and ACT.

13.7                         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.8                         Headings. All headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13.9                         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  The parties acknowledge that the University is a third party beneficiary of the applicable provisions of Sections 3.1, 4.2(a), 6.4(c), 7.2, 10.1, 10.2, 13.5(c), 13.6, 13.9, and 13.13 hereof, with the right to enforce such provisions against the applicable party.

13.10                   Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

13.11                   Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent.

13.12               Entire Agreement. This Agreement, together with the UMASS License, constitute the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.  The parties acknowledge and agree that there are no representations, warranties, arrangements, promises or agreements outstanding between them, whether oral or in writing, other than those contained or referred to in this Agreement or the UMASS License.

13.13                   Publicity. Neither party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law.  Any references to the University in such Announcements shall be subject to the approval of the University.  The foregoing notwithstanding, ACT and CHARLES RIVER shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days’ prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

13.14                   No Implied Licenses. No implied licenses are granted pursuant to the terms of this Agreement.  No license rights shall be created by implication or estoppel.

13.15                  No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.16                 Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither party may.  solicit any person who is employed by or a consultant to the other party or any Affiliate of such party to terminate such person’s employment by or consultancy to such party or such Affiliate.  As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment with or consultancy to such party or Affiliate.

13.17                 Product Marking. To the extent commercially feasible and permitted by law, and consistent with prevailing business practices, all Licensed Products (or the packaging or product label of such Licensed Product(s))manufactured or sold by or through CHARLES RIVER under this Agreement will be marked with the number of each issued patent that applies to such product.

IN WITNESS WHEREOF, the parties hereto and the University have caused this Agreement to be executed the day and year first written above.  The persons signing below warrant their authority to sign the Agreement.

ADVANCED CELL TECHNOLOGY, INC.		CHARLES RIVER LABORATORIES

By:	/s/ Michael West	By:	/s/ Dennis R. Shaughnessy
	Signature		Signature

	MICHAEL WEST		Dennis R. Shaughnessy
	Printed Name		Printed Name

	PRES & CEO		Senior Vice President
	Title		Title

	6-30-01		June 29, 2001
	Date		Date

CONSENT AND AGREEMENT

For value received, the University hereby (a) consents to the sublicense by ACT to CHARLES RIVER of the UMASS Patent Rights under this Agreement, and (b) agrees to be bound by the applicable provisions of Sections 3.1, 4.2(a), 6.4(c), 8.1, and 13.5 hereof.

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ William S. Rosenberg
Signature

William S. Rosenberg, Ph.D.
Printed Name

Deputy Executive Director, CVIP
Title

July 2, 2001
Date